UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2009

FIBERNET TELECOM GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-24661	52-2255974
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 West 42nd Street, New York, New York	10036
(Address of principal executive offices)	(Zip code)

(212) 405-6200

(Registrant’s telephone number including area code)

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note.

On September 9, 2009, FiberNet Telecom Group, Inc. (the “Company”) announced that it had been acquired by Zayo Group, LLC (“Zayo Group”) pursuant to the terms of the Agreement and Plan of Merger, dated as of May 28, 2009, among the Company, Zayo Group and Zayo Merger Sub, Inc. (“Merger Sub”) (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Zayo Group. On September 9, 2009, the Company issued a press release announcing completion of the Merger, notification of the NASDAQ Stock Market (“NASDAQ”) with respect to delisting, and its intent to file a Form 15 with the Securities and Exchange Commission to suspend the Company’s duty under Section 15(d) to file reports required by Section 13(a) of the Securities Exchange Act of 1934, which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the completion of the Merger, the Company notified NASDAQ that each share of common stock of the Company, par value $0.001 per share (the “Common Stock”) (other than Excluded Shares (as defined in the Merger Agreement)), outstanding immediately prior to the effective time of the Merger would be converted into the right to receive $11.45 in cash, without interest and net of any applicable withholding taxes, and requested that NASDAQ file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to delist and deregister the Common Stock. NASDAQ filed the Form 25 with the SEC on September 9, 2009, and trading of the Common Stock on NASDAQ was to be suspended effective as of the close of business on September 9, 2009.

Item 3.03	Material Modification to Rights of Security Holders.

Upon the effective time of the Merger, holders of Common Stock immediately prior to the effective time of the Merger ceased to have any rights as stockholders in the Company (other than their right to receive the merger consideration, or, in the case of Dissenting Shares (as defined in the Merger Agreement), the rights pursuant to Section 262 of the Delaware General Corporation Law) and, accordingly, such holders no longer have any interest in the Company’s future earnings or growth.

Item 5.01	Changes in Control of Registrant.

On September 9, 2009, the Merger was completed. As a result of the Merger, the Company became a wholly-owned subsidiary of Zayo Group. In the Merger, each share of Common Stock that was outstanding immediately prior to the effective time of the Merger (other than the Excluded Shares (as defined in the Merger Agreement)) was converted into the right to receive $11.45 in cash, without interest and net of any applicable withholding taxes. The aggregate consideration paid by Zayo Group in connection with the Merger was approximately $90.7 million plus related transaction fees and expenses. Zayo Group used capital contributions from its members to fund the acquisition and the payment of the merger consideration.

The foregoing description of the terms set forth in the Merger Agreement and any other descriptions thereof that are contained in this Current Report on Form 8-K are qualified in their entirety by reference to the Merger Agreement. A copy of the Merger Agreement is attached as Exhibit 2.1 to the Current Report on Form 8-K that was filed by the Company with the SEC on May 29, 2009.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the completion of the Merger and in accordance with the terms of the Merger Agreement, the Company’s certificate of incorporation and bylaws were restated, effective September 9, 2009, so that they read the same (except with respect to the name of the Company) as the certificate of incorporation filed as an exhibit to the merger certificate filed with the Delaware Secretary of State’s office on September 9, 2009, and the bylaws of Merger Sub in effect immediately prior to the effective time of the Merger. Copies of the restated certificate of incorporation and bylaws are attached hereto as Exhibits 3.1 and 3.2 and are incorporated herein by reference.

Item 8.01	Other Events.

At a special meeting of the stockholders of the Company held on September 9, 2009, the requisite number of stockholders of the Company adopted the Merger Agreement. On September 9, 2009, the Company issued a press release announcing the adoption of the Merger Agreement by the requisite number of stockholders of the Company. Such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Incorporation of FiberNet Telecom Group, Inc.

3.2	Bylaws of FiberNet Telecom Group, Inc.

99.1	Press Release of FiberNet Telecom Group, Inc. dated September 9, 2009.

99.2	Press Release of FiberNet Telecom Group, Inc. dated September 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIBERNET TELECOM GROUP, INC.

By:	/s/ Ken desGarennes
Name:	Ken desGarennes
Title:	Chief Financial Officer

Dated: September 9, 2009